UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2009

DELEK US HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32868	52-2319066
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Not applicable.

(b)	Not applicable.

(c)
On June 10, 2009, MAPCO Express, Inc. (“MAPCO”), a wholly-owned direct subsidiary of the registrant, Delek US Holdings, Inc. (“Delek”), entered into an employment agreement (the “Agreement”) with Igal Zamir, age 43, under which Mr. Zamir will be employed as MAPCO’s President beginning June 10, 2009. From 2006 until 2009, Mr. Zamir served as Chief Executive Officer of Metrolight, Ltd., a privately held Israeli corporation and global provider of proprietary energy saving solutions in High Intensity Discharge lighting systems. From 2004 until 2006, Mr. Zamir worked as an independent venture partner in Israel. From 1998 until 2004, Mr. Zamir served as Chief Executive Officer of Rostam Ltd., a privately held Israeli corporation and global provider of private label feminine hygiene products.

Under the terms of the Agreement, Mr. Zamir will receive a base salary of $220,000 and up to three cash bonuses (the “Contract Bonuses”) of $50,000 each. The first Contract Bonus is payable within 30 days of June 10, 2009, and the second and third Contract Bonuses are payable on June 10, 2010 and June 10, 2011, respectively. Mr. Zamir will be eligible to receive an annual cash bonus between 25% and 75% of his base salary at the end of any bonus year in which Delek has an annual bonus program. During his employment, Mr. Zamir will also receive (i) the reasonable costs of professional preparation of his personal income tax return(s), (ii) the reasonable cost of one personal trip to Israel during each calendar year (including roundtrip business class airfare and ground transportation and lodging for up to an aggregate of fourteen calendar days) for himself, his spouse and his minor children, (iii) the personal use of a company-owned automobile and (iv) an education allowance of $1,000 per month for each of his minor children. Income taxes incurred by Mr. Zamir as a result of his airfare perquisites will be grossed up at his marginal tax rate.

Under the terms of the Agreement, on June 10, 2009, Mr. Zamir was granted 15,000 restricted stock units and a non-qualified option to purchase 54,000 shares of Delek Common Stock. The restricted stock units and stock option were granted under Delek’s 2006 Long-Term Incentive Plan and will vest ratably over the first three anniversaries of the grant date. Stock options that vest or are vested upon termination of Mr. Zamir’s employment for any reason other than for cause will remain exercisable for 30 calendar days following termination of his employment.

Upon termination of employment by MAPCO for any reason other than for cause, Mr. Zamir will be entitled to a severance payment equal to 50% of his base salary and the continuation of insurance, automobile and education allowance benefits for six months following termination. If Mr. Zamir terminates his employment within the first three years following the commencement of his employment, he must repay the most recent Contract Bonus less a pro rata portion thereof attributable to the period of employment from the date the most recent Contract Bonus was earned to the termination date.

(d)	Not applicable.

(e)	Not applicable.

(f)	Not applicable.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2009

DELEK US HOLDINGS, INC.

By: /s/ Ezra Uzi Yemin
Name: Ezra Uzi Yemin
Title: President and Chief Executive Officer